EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3) and related prospectus of Titan Pharmaceuticals, Inc. for the registration of 19,950,000 shares of its common stock of our reports dated February 27, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Titan Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006 filed with the Securities and Exchange Commission. We also consent to the reference to us under the caption “Experts” in the prospectus.

ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California

January 17, 2008